The Growth Fund of America

February 28, 2017

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$210,000,000
K2) Maximum Fee Rate	0.233

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$417,499
Class B	$0
Class C	$0
Class F1	$43,578
Class F2	$104,629
Class F3	$0
Total	$565,706
Class 529-A	$31,754
Class 529-B	$0
Class 529-C	$0
Class 529-E	$761
Class 529-F1	$1,750
Class R-1	$0
Class R-2	$0
Class R-2E	$170
Class R-3	$15,059
Class R-4	$42,379
Class R-5	$27,991
Class R-5E	$151
Class R-6	$147,138
Total	$267,153

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2504
Class B	$-
Class C	$-
Class F1	$0.2284
Class F2	$0.3527
Class F3	$-
Class 529-A	$0.2211
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1215
Class 529-F1	$0.3188
Class R-1	$-
Class R-2	$-
Class R-2E	$0.1740
Class R-3	$0.1036
Class R-4	$0.2457
Class R-5	$0.3607
Class R-5E	$0.4052
Class R-6	$0.3919

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$15,562
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$9,566,661
D) Long - term debt securities including convertible debt	$240,687
E) Preferred, convertible preferred, and adjustable rate preferred stock	$491,951
F) Common Stock	$144,908,869
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$170,931
J) Receivables from portfolio instruments sold	$162,138
K) Receivables from affiliated persons	$0
L) Other receivables	$364,149
M) All other assets	$556
N) Total assets	$155,921,504
O) Payables for portfolio instruments purchased	$468,978
P) Amounts owed to affiliated persons	$90,460
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$266,472
S) Senior equity	$0
T) Net Assets of Common shareholders	$155,095,594

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,739,858
Class B	1,188
Class C	116,009
Class F1	196,764
Class F2	334,522
Class F3	306
Total	2,388,647
Class 529-A	152,862
Class 529-B	196
Class 529-C	37,124
Class 529-E	6,609
Class 529-F1	5,962
Class R-1	10,048
Class R-2	50,447
Class R-2E	1,618
Class R-3	146,463
Class R-4	179,735
Class R-5	80,531
Class R-5E	652
Class R-6	406,438
Total	1,078,685

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.99
Class B	$42.57
Class C	$42.02
Class F1	$44.70
Class F2	$44.91
Class F3	$45.01
Class 529-A	$44.57
Class 529-B	$42.29
Class 529-C	$42.16
Class 529-E	$44.15
Class 529-F1	$44.48
Class R-1	$42.61
Class R-2	$43.01
Class R-2E	$44.36
Class R-3	$44.20
Class R-4	$44.61
Class R-5	$44.96
Class R-5E	$44.72
Class R-6	$45.02

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$147,730,859